Exhibit 10.1 - Executive Officer Compensation

                  The Board of Directors of Temecula Valley Bank, upon the recommendation of the Executive Officer Compensation Committee, approved an increase of the pay out amount under existing salary continuation plans from $80,000 to $100,000 per year for the following executive officers:

                  Donald A. Pitcher
                  Martin E. Plourd
                  Thomas M. Shepherd

                  As soon as practical, these changes will be documented in amendments to existing agreements.